Exhibit 99.1

Adept Technology Receives Nasdaq Delisting Notice

    SAN JOSE, Calif.--(BUSINESS WIRE)--April 14, 2003--Adept Technology, Inc. (Nasdaq/NMS:ADTK) ("the Company") today announced that its securities will be delisted from The Nasdaq Stock Market as of the open of business on Tuesday, April 15, 2003, and will be immediately eligible for quotation on the OTC Bulletin Board on April 15, 2003, under the symbol ADTK.
    The Company previously announced that it had received Nasdaq Staff Determinations indicating that the Company's securities were subject to delisting from The Nasdaq National Market (the "NNM") as a result of the Company's failure to comply with certain quantitative requirements for continued listing on the NNM and denying the Company's application to transfer the listing of its securities from the NNM to The Nasdaq SmallCap Market. At the Company's request, a hearing was held on March 13, 2003 before a Nasdaq Listing Qualifications Panel to appeal the delisting decision. On April 11, 2003, the Company received a notice from Nasdaq that the Listing Qualifications Panel rejected the Company's appeal of the delisting decision and determined to delist the Company's securities from the Nasdaq Stock Market effective Tuesday, April 15, 2003.

    This press release contains certain forward-looking statements that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, future economic, competitive and market conditions including those in Europe and Asia and those related to the Company's strategic markets; the cyclicality of capital spending of the Company's customers, including in the semiconductor industry and lack of long-term customer contracts; the Company's highly competitive industry; and the Company's continuing operating losses causing the Company to need to raise additional financing in the future.
    For a discussion of additional risk factors relating to the Company's business, see the Company's annual report on Form 10-K for the fiscal year ended June 30, 2002, as amended, and the Company's quarterly reports on Form 10-Q for the fiscal quarters ended September 28, 2002, as amended, and December 28, 2002, as amended, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

    Adept Technology, Inc. designs, manufactures and markets intelligent production automation solutions for the photonics, telecommunication, semiconductor, automotive, appliance, food and life sciences industries throughout the world. Adept products are used for small parts assembly, material handling and ultra precision process applications and include robot mechanisms, real-time vision and motion controls, machine vision systems, system design software, process knowledge software, precision solutions and other flexible automation equipment. Adept was incorporated in California in 1983. More information is available at www.adept.com.

    CONTACT: Adept Technology, Inc.
             Michael Overby, 925/245-3413
             investor.relations@adept.com